EXHIBIT 4.6
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Braemar Hotels & Resorts Inc. (“we,” “us,” “our” and the “Company”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; (2) our Series B Preferred Stock; (3) our Series D Preferred Stock.
The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our (i) Articles of Amendment and Restatement, (ii) Articles Supplementary for Series B Cumulative Preferred Stock, (iii) Articles Supplementary for Series D Preferred Stock, (iv) Articles Supplementary for Series E Redeemable Preferred Stock, and (v) Articles Supplementary for Series M Redeemable Preferred Stock) (all of the foregoing collectively referred to as our “charter”), and (vi) Fifth Amended and Restated Bylaws, as amended (the “bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. We encourage you to read our charter, our bylaws and the applicable provisions of the Maryland General Corporation Law (“MGCL”) for additional information.
Description of Common Stock
Authorized Capital Shares
Our authorized capital shares consist of 250,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 80,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). All outstanding shares of our Common Stock are fully paid and nonassessable.
Voting Rights
Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of our board of directors. In an uncontested election, directors are elected by a majority of the votes cast by the holders of the outstanding shares of our common stock, meaning that a director is elected if the candidate received more votes “for” than the votes “against,” without consideration of abstentions, votes withheld and broker non-votes. In a contested election (where there are more candidates for election than seats to be filled), directors are elected by a plurality of the votes cast.
Dividend Rights
Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our Common Stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor.
Liquidation Rights
Subject to the preferential rights of any other class or series of stock, holders of shares of our Common Stock are entitled to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our Company, including the preferential rights on dissolution of any class or classes of Preferred Stock.
Other Rights and Preferences
Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any securities of our Company, and generally have no appraisal rights so long as our Common Stock is listed on a national securities exchange and except in very limited circumstances involving a merger where our stock is converted into any consideration other than stock of the successor in the merger and in which our directors, officers, and 5% or greater stockholders receive different consideration than stockholders generally. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our Common Stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for the affirmative vote of stockholders holding at least a majority of the shares entitled to be cast to approve each of these matters, except that two-thirds of all votes are required to amend the provisions of our charter regarding restrictions on the transfer and ownership of our stock. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, a subsidiary of a corporation may be able to merge or transfer all of its assets without a vote of our stockholders.
Our charter authorizes our board of directors to reclassify any unissued shares of our Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.
Subject to the provisions of the charter regarding the restrictions on transfer of stock, we are not aware of any limitations on the rights to own our Common Stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our Common Stock, imposed by foreign law or by our charter or bylaws.
Listing
The Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “BHR.”
Description of the Series B Preferred Stock
Authorized Capital Shares
Our board of directors has classified and designated 7,100,000 shares of 5.50% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”). All outstanding shares of our Series B Preferred Stock are fully paid and nonassessable.
Ranking
The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs rank:
•senior in right of payment to our common stock and to each other class or series of our common or preferred equity established after the original issue date of the Series B Preferred Stock that is not expressly made senior to or pari passu in right of payment with the Series B Preferred Stock as to the payment of dividends;
•pari passu in right of payment with any class or series of preferred equity established after the original issue date of the Series B Preferred Stock that is not expressly made senior or subordinated in right of payment to the Series B Preferred Stock as to the payment of dividends, including the Series D Preferred Stock;
•junior in right of payment to all of our existing and future indebtedness (including indebtedness outstanding under our secured revolving credit facility) and other liabilities with respect to assets available to satisfy claims against us;
•junior in right of payment to each other class or series of preferred equity established after the original issue date of the Series B Preferred Stock that is expressly made senior to the Series B Preferred Stock as to the payment of dividends.
The term “equity securities” does not include convertible debt securities.
Our Series B Preferred Stock and Series D Preferred Stock rank on a parity with each other.
Voting Rights
Holders of Series B Preferred Stock generally have no voting rights, except that whenever dividends on any shares of Series B Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, our board of directors will be expanded by two seats and the holders of Series B Preferred Stock, voting together as a single class with the holders of all other series of preferred stock that has been granted similar voting rights and is considered parity stock with the Series B Preferred Stock, will be entitled to elect these two directors. In addition, the issuance of senior shares or certain changes to the terms of the Series B Preferred Stock that would be materially adverse to the rights of holders of Series B Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series B Preferred Stock and shares of any class or series of shares ranking on a parity with the Series B Preferred Stock which are entitled to similar voting rights, if any, voting as a single class.
Dividend Rights
The Series B Preferred Stock is subject to a cumulative cash dividend at an annual rate of 5.50% on the $25.00 per share liquidation preference. Whenever dividends on any shares of Series B Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the dividend rate will increase to 7.50% per annum until all accumulated, accrued but unpaid dividends on the Series B Preferred Stock have been paid in full, at which time the dividend rate will revert to 5.50% per annum.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of our Company, the holders of Series B Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of liquidation, dissolution or winding up of the affairs of our Company, before any payment or distribution will be made to or set apart for the holders of any junior stock.
Redemption Provisions
Optional Redemption. On and after June 11, 2020, we may redeem the Series B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the $25.00 per share liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption.
Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control conversion date, we exercise any of our redemption rights relating to the Series B Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series B Preferred Stock will not have the conversion right described below.
A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our Company entitling that person to exercise more than 50% of the total voting power of all shares of our Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depository Receipts (“ADRs”) representing such securities) listed on the NYSE, the NYSE American LLC (the “NYSE American”) or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor thereto.
REIT Termination and Listing Event Redemption. At any time (i) a REIT Termination Event (as defined below) occurs or (ii) the Common Stock fails to be listed on the NYSE, NYSE American, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor thereto, the holder of Series B Cumulative Preferred Stock shall have the right to require the Company to redeem any or all shares of Series B Cumulative Preferred Stock at 103% of the liquidation preference in cash.
A “REIT Termination Event” shall mean the earliest to occur of: (i) the filing of a federal income tax return by our Company for any taxable year on which we do not compute our income as a REIT; (ii) the approval by the stockholders of our Company of a proposal for us to cease to qualify as a REIT; (iii) the approval by our board of directors of a proposal for us to cease to qualify as a REIT; (iv) a determination by our board of directors, based on the advice of counsel, that we have ceased to qualify as a REIT; or (v) a “determination” within the meaning of Section 1313(a) of the Code that our Company has ceased to qualify as a REIT.
The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Conversion Rights
General Conversion Right. Each outstanding share of Series B Preferred Stock will be convertible at any time at the option of the holder into that number of whole shares of our Common Stock at the current conversion price of $18.70, subject to adjustment.
Change of Control Conversion Right. Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the change of control conversion date, we have provided or provide notice of our election to redeem the Series B Preferred Stock) to convert some or all of the Series B Preferred Stock held by such holder on the change of control conversion date into a number of shares of our Common Stock per share of Series B Preferred Stock to be converted equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control conversion date (unless the Change of Control conversion date is after a dividend record date for the Series B Preferred Stock and prior to the corresponding Series B Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and
•3.2567 (the “Share Cap”), subject to certain adjustments;
subject, in each case, to provisions for the receipt of alternative consideration. The “Common Stock Price” will be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash; or (ii) the average of the closing prices for our Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our Common Stock is other than solely cash.
If, prior to the Change of Control conversion date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series B Preferred Stock will not have any right to convert the Series B Preferred Stock in connection with the Change of Control conversion right and any shares of Series B Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control conversion date.
Mandatory Conversion. At any time, if the Common Stock equals or exceeds 110% of the applicable conversion price for 45 consecutive trading days, we have the option to mandatorily convert all or part of the Series B Preferred Stock into Common Stock at the then applicable conversion ratio.
Other Rights and Preferences
Holders of shares of our Series B Preferred Stock have no preemptive rights to subscribe for any securities of our Company.
During any period that we are not subject to the reporting requirements of the Exchange Act, and any Series B Preferred Stock is outstanding, holders of the Series B Preferred Stock will become entitled to certain information rights related thereto.
Subject to the provisions of the charter regarding the restrictions on transfer of stock, we are not aware of any limitations on the rights to own our Series B Preferred Stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our Series B Preferred Stock, imposed by foreign law or by our charter or bylaws.
Listing
The Series B Preferred Stock is traded on the NYSE under the trading symbol “BHR-PB.”
Description of the Series D Preferred Stock
Authorized Capital Shares
Our board of directors has classified and designated 1,840,000 shares of 8.25% Series D Cumulative Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”). All outstanding shares of our Series D Preferred Stock are fully paid and nonassessable.
Ranking
The Series D Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs rank:

•senior to any class or series of our common stock and any other class or series of equity securities, if the holders of Series D Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series;
•on parity with the Series B Preferred Stock, and any other class or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series D Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other;
•junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series D Preferred Stock; and
•junior to all of our existing and future indebtedness.
The term “equity securities” does not include convertible debt securities.
Voting Rights
Holders of Series D Preferred Stock generally have no voting rights, except that if six or more quarterly dividend payments have not been made, our board of directors will be expanded by two seats and the holders of Series D Preferred Stock, voting together as a single class with the holders of all other series of Preferred Stock that has been granted similar voting rights and is considered parity stock with the Series D Preferred Stock, will be entitled to elect these two directors. In addition, the issuance of senior shares or certain changes to the terms of the Series D Preferred Stock that would be materially adverse to the rights of holders of Series D Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series D Preferred Stock and shares of any class or series of shares ranking on a parity with the Series D Preferred Stock which are entitled to similar voting rights, if any, voting as a single class.
Dividend Rights
The Series D Preferred Stock is subject to a cumulative cash dividend at an annual rate of 8.25% on the $25.00 per share liquidation preference.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of our Company, the holders of Series D Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of liquidation, dissolution or winding up of the affairs of our Company, before any payment or distribution will be made to or set apart for the holders of any junior stock.
Redemption Provisions
Optional Redemption. On and after November 20, 2023, we may redeem the Series D Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the $25.00 per share liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption.
Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series D Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control conversion date, we exercise any of our redemption rights relating to the Series D Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series D Preferred Stock will not have the conversion right described below.
A “Change of Control” is when, after the original issuance of the Series D Preferred Stock, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our Company entitling that person to exercise more than 50% of the total voting power of all shares of our Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor thereto.
The Series D Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series D Preferred Stock will have the right (unless, prior to the Change of Control conversion date, we have provided or provide notice of our election to redeem the Series D Preferred Stock) to convert some or all of the Series D Preferred Stock held by such holder on the change of control conversion date into a number of shares of our Common Stock per share of Series D Preferred Stock to be converted equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the change of control conversion date (unless the Change of Control conversion date is after a dividend record date for the Series D Preferred Stock and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and
•5.12295 (the “Share Cap”), subject to certain adjustments;
subject, in each case, to provisions for the receipt of alternative consideration. The “Common Stock Price” will be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash; or (ii) the average of the closing prices for our Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our Common Stock is other than solely cash.
If, prior to the Change of Control conversion date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series D Preferred Stock will not have any right to convert the Series D Preferred Stock in connection with the Change of Control conversion right and any shares of Series D Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control conversion date.
Except as provided above in connection with a Change of Control, the Series D Preferred Stock is not convertible into or exchangeable for any other securities or property.
Other Rights and Preferences
Holders of shares of our Series D Preferred Stock have no preemptive rights to subscribe for any securities of our Company.
During any period that we are not subject to the reporting requirements of the Exchange Act, and any Series D Preferred Stock is outstanding, holders of the Series D Preferred Stock will become entitled to certain information rights related thereto.
Subject to the provisions of the charter regarding the restrictions on transfer of stock, we are not aware of any limitations on the rights to own our Series D Preferred Stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our Series D Preferred Stock, imposed by foreign law or by our charter or bylaws.
Listing
The Series D Preferred Stock is traded on the NYSE under the trading symbol “BHR-PD.”
Description of the Series E and Series M Redeemable Preferred Stock
Our board of directors has classified and designated 28,000,000 shares of our capital stock as Series E Redeemable Preferred Stock and classified and designated 28,000,000 shares of our capital stock as Series M Redeemable Preferred Stock. The shares of Series E Redeemable Preferred Stock and Series M Redeemable Preferred Stock rank on a parity with our other classes of Preferred Stock listed on the NYSE, but are redeemable at the option of the holders or the Company in certain circumstances. The Series E Redeemable Preferred Stock and Series M Redeemable Preferred Stock are not listed on the NYSE. A further description of the terms of these classes of Redeemable Preferred Stock is contained in our Registration Statement on Form S-3 (File No. 333-234663) available at www.sec.gov.

Restrictions on Ownership and Transfer
In order for us to qualify as a real estate investment trust (“REIT”) under Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).
Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of shares of our Common Stock outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.”
The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, our Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding Common Stock and thereby subject the Common Stock to the ownership limit.
Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders who would not be treated as “individuals” for purposes of the Code if it determines that such ownership will not cause any “individual’s” beneficial ownership of shares of our capital stock to jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).
As a condition of our waiver, our board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.
In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.0% of the value of our outstanding capital stock.
Our charter provisions further prohibit:
•any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;
•any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);
•any person from beneficially or constructively owning our stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or
•any person from beneficially or constructively owning or transferring our stock if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our Common Stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to qualify, or to continue to qualify, as a REIT.
Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limits or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.
Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.
Our charter also provides that “Benefit Plan Investors” (as defined in our charter) may not hold, individually or in the aggregate, 25% or more of the value of any class or series of shares of our capital stock to the extent such class or series does not constitute “Publicly Offered Securities” (as defined in our charter).
All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.
All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.
Certain Provisions of Maryland Law and Our Charter and Bylaws
The Board of Directors
Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL and not more than 15. Our charter provides that a director may be removed only for cause and only upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors. Under our charter, cause means, with respect to any particular director, conviction of a felony or a final judgment of court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active deliberate dishonesty.
Pursuant to our charter, members of our board of directors serve one year terms and until their successors are elected and qualified. Holders of shares of our Common Stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, all of the members of our board of directors will be elected if the votes cast for such directors exceed the votes cast against such directors (with abstentions and broker non-votes not counted as votes for or against a nominee’s election), provided that a plurality voting standard will be applicable in the case of a contested election. Pursuant to our charter, for so long as Ashford Hospitality Advisors LLC serves as our external advisor, we are required to include two persons designated by Ashford Hospitality Advisors LLC as candidates for election as director at any stockholder meeting at which directors are elected.
Business Combinations
Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:
•any person who beneficially owns 10% or more of the voting power of our voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.
A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of the then outstanding shares of Common Stock; and
•two-thirds of the votes entitled to be cast by holders of the Common Stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if certain fair price requirements set forth in the MGCL are satisfied.
The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.
Our charter includes a provision excluding the corporation from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours unless we later amend our charter, with stockholder approval, to modify or eliminate this provision.
Control Share Acquisitions
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, by any person of ownership, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation at any time prior to the acquisition of the shares.
Our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our Common Stock and, consequently, the applicability of the control share acquisitions unless we later amend our charter, with stockholder approval, to modify or eliminate this provision.
MGCL Title 3, Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions: a classified board; a two-thirds stockholder vote requirement for removal of a director; a requirement that the number of directors be fixed only by vote of the directors; a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and a requirement that the holders of at least a majority of all votes entitled to be cast request a special meeting of stockholders. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already require that the number of directors be fixed only by our board of directors and require, unless called by the Chairman of our board of directors, our president or chief executive officer or a majority of our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. Our board of directors has adopted a resolution that makes an election prohibiting us from making any of the elections permitted by Subtitle 8 unless such election is first approved by a stockholder vote.
Amendment to Our Charter and Bylaws
Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter, except that two-thirds of all votes are required to amend the provisions of our charter regarding restrictions on the transfer and ownership of our stock. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock of any class or series that we have authority to issue. Our charter provides that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and make new bylaws.
Dissolution of Our Company
The dissolution of our Company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Special Meetings of Stockholders
Special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors, our chief executive officer or, in the case of a stockholder requested special meeting, by our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
Advance Notice of Director Nominations and New Business
Our bylaws provide that:
•with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:
◦pursuant to our notice of the meeting;
◦by, or at the direction of, a majority of our board of directors; or
◦by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;
◦with respect to special meetings of stockholders, only the business specified in our Company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and
•nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:
◦by, or at the direction of, our board of directors; or
◦by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Generally, in accordance with our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders. For a stockholder seeking to nominate a candidate for our board of directors, the notice must include all information regarding the nominee that would be required in connection with the solicitation for the election of such nominee, including name, address, occupation and number of shares held. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.
No Stockholder Rights Plan
We do not have, and we do not intend to adopt, a stockholder rights plan unless our stockholders approve in advance the adoption of a plan. If our board of directors adopts a plan for our company, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The provisions restricting ownership and transfer of our stock in our charter, as well as the advance notice provisions of our bylaws could delay, deter or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that stockholders otherwise believe may be in their best interest. In addition, our board of directors has the power to increase the aggregate number of authorized shares and classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deterring, or preventing a transaction or a change of control of us. Further, our charter and bylaws also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees.
If our charter were to be amended to avail the corporation of the business combination provisions of the MGCL or to remove or modify the provision in the charter opting out of the control share acquisition provisions of the MGCL, or if our stockholders approve any election under the provisions of Title 3, Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
•an act or omission of the director or officer was material to the matter giving rise to the proceeding and:
◦was committed in bad faith; or
◦was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.
Our bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described in second and third bullet points above and to any employee or agent of our Company or a predecessor of our Company.
The partnership agreement of our operating partnership provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See the section titled “Partnership Agreement-Exculpation and Indemnification of the General Partner” in the Annual Report on Form 10-K of which this Exhibit 4.5 is a part.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.